Exhibit 4.1

MSA SAFETY INCORPORATED

$100,000,000 MASTER NOTE FACILITY

Dated as of June 2, 2014,
but executed on June 4, 2014

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(continued)

	5.9	Taxes	10
	5.10	Patents, Trademarks, Copyrights, Licenses, Etc	10
	5.11	Insurance	11
	5.12	ERISA Compliance	11
	5.13	[Reserved]	11
	5.14	Senior Debt Status	11
	5.15	Solvency	11
	5.16	Governmental Authorizations, Etc	12
	5.17	Private Offering by the Company	12
	5.18	Foreign Assets Control Regulations, Etc	12
	5.19	Status under Certain Statues	13
	5.20	No Default	13

6		REPRESENTATION OF THE PURCHASERS	13
	6.1	Purchase for Investment	13
	6.2	Source of Funds	14

7		INFORMATION AS TO COMPANY	15
	7.1	Financial and Business Information	15
	7.2	Officer's Certificate	17
	7.3	Visitation	17
	7.4	Electronic Delivery	18

8		PAYMENT AND PREPAYMENT OF THE NOTES	19
	8.1	Required Prepayments; Maturity	19
	8.2	Optional Prepaymetns with Make-Whole amount	19
8	8.3	Allocation of Partial Prepayments	20
	8.4	Maturity; Surrender, Etc	20
	8.5	Purchase of Notes	20
	8.6	Make-Whole Amount	20
	8.7	Prepayment on a Change in Control	21

9		AFFIRMATIVE COVENANTS	22
	9.1	Preservation of Existence, Etc	22
	9.2	Payment of Liabilities, Including Taxes, Etc	22
	9.3	Maintenance of Insurance	22
	9.4	Maintenance of Properties and Leases	23
	9.5	Keeping of Records and Books of Account	23
	9.6	Compliance with Laws; Use of Proceeds	23
	9.7	Further Assurances	23
	9.8	[Reserved]	23
	9.9	Most Favored Lender	23

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(continued)

	9.10	Subsidiary Guarantors	24

10		NEGATIVE COVENANTS	26
	10.1	Indebtedness	26
	10.2	Liens	27
	10.3	Guaranties	27
	10.4	Loan and Investments	27
	10.5	Liquidations, Mergers, Consolidations, Acquisitions	28
	10.6	Dispositions of Assets or Subsidiaries	29
	10.7	Affiliate Transactions	29
	10.8	Subsidiaries, Partnerships and Joint Ventures	30
	10.9	Continuation of or Change in Business	30
	10.10	Fiscal Year	30
	10.11	[Reserved]	30
	10.12	Changes in Organizational Documents	30
	10.13	Terrorism Sanctions Regulations	30
	10.14	Minimum Fixed Charges Coverage Ratio	31
	10.15	Priority Indebtedness	31
	10.16	Maximum Leverage Ratio	31
	10.17	Amendment, Etc	31

11		EVENTS OF DEFAULT	32

12		REMEDIES ON DEFAULT, ETC	34
	12.1	Acceleration	34
	12.2	Other Remedies	34
	12.3	Rescission	35
	12.4	No Waivers or Election of Remedies, Expenses, Etc	35

13		REGISTRATION; EXCHANGE; SUBSTUTION OF NOTES	35
	13.1	Registration of Notes	35
	13.2	Transfer and Exchange of Notes	35
	13.3	Replacement of Notes	36

14		PAYMENTS ON NOTES	36
	14.1	Place of Payment	36
	14.2	Home Office Payment	37

15		EXPENSES, ETC	37
	15.1	Transaction Expense	37
	15.2	Survival	37

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(continued)

16		SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT	38

17		AMENDMENT AND WAIVER	38
	17.1	Requirements	38
	17.2	Solicitation of Holders of Notes	38
	17.3	Binding Effect, Etc	39
	17.4	Notes Held by Company, Etc	39

18		NOTICES	40

19		REPRODUCTION OF DOCUMENTS	40

20		CONFIDENTIAL INFORMATION	40

21		SUBSTITUTION OF PURCHASER	41

22		MISCELLANEOUS	42
	22.1	Successors and Assigns	42
	22.2	Payments Due on Non-Business Days	42
	22.3	Accounting Terms and Covenant Calculations	42
	22.4	Severability	43
	22.5	Construction, Etc	43
	22.6	Counterparts	43
	22.7	Governing Law	43
	22.8	Jurisdiction and Process; Waiver of Jury Trial	44
	22.9	Publicity	44

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A/75999858.7

MSA SAFETY INCORPORATED
1000 Cranberry Woods Drive
Cranberry Township, Pennsylvania 16066

$100,000,000 Master Note Facility
As of June 2, 2014
NYL Investors LLC
51 Madison Avenue, 2nd Floor
New York, New York 10010

Each New York Life Affiliate which Becomes a Purchaser after the
Date Hereof
Ladies and Gentlemen:
MSA SAFETY INCORPORATED, a Pennsylvania corporation (together with its successors and assigns, the “Company”), hereby agrees with NYL Investors LLC, a Delaware limited liability company (“New York Life”) and each New York Life Affiliate (as defined herein) which becomes bound by this Agreement as provided herein (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:

1.	AUTHORIZATION OF NOTES.
The Company may, from time to time and in accordance with the terms of this Agreement, authorize the issue of its senior promissory notes (the “Notes”, such term to include any such notes issued in substitution thereof pursuant to Section 13) in the aggregate principal amount of $100,000,000, to be dated the date of issue thereof, to mature, in the case of each Note so issued, no more than 15 years after the date of original issuance thereof, to have an average life, in the case of each Note so issued, of no more than 12 years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Note so issued, in the Confirmation of Acceptance with respect to such Note delivered pursuant to Section 2.6, and to be substantially in the form of Exhibit 1 attached hereto. Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment dates and (vi) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes. Certain capitalized and other terms used in this Agreement are defined in Schedule A; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2.	UNCOMMITTED NOTE FACILITY.
2.1.    Facility. New York Life is willing to consider, in its sole discretion and within limits which may be authorized for purchase by New York Life and New York Life Affiliates from time to time, the purchase of Notes pursuant to this Agreement. The willingness of New York Life to consider such purchase of Notes is herein called the “Facility”. At any time, $100,000,000, minus the aggregate principal amount of Notes purchased and sold pursuant to this Agreement prior to such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased

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and sold hereunder prior to such time, is herein called the “Available Facility Amount” at such time. NOTWITHSTANDING THE WILLINGNESS OF NEW YORK LIFE TO CONSIDER PURCHASES OF NOTES BY NEW YORK LIFE AFFILIATES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER NEW YORK LIFE NOR ANY NEW YORK LIFE AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY NEW YORK LIFE OR ANY NEW YORK LIFE AFFILIATE.
2.2.    Issuance Period. Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the third anniversary of the date of this Agreement (or if such anniversary date is not a Business Day, the Business Day next preceding such anniversary) and (ii) the thirtieth day after New York Life shall have given to the Company, or the Company shall have given to New York Life, a written notice stating that it elects to terminate the issuance and sale of Notes pursuant to this Agreement (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day). The period during which Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.
2.3.    Periodic Spread Information. On any Business Day during the Issuance Period and when an Available Facility Amount exists, the Company may request by e-mail or telephone to New York Life, and New York Life will, to the extent reasonably practicable, provide to the Company on that Business Day (if such request is received not later than 9:30 A.M. New York City local time) or on the following Business Day (if such request is received after 9:30 A.M. New York City local time) information by e-mail or telephone with respect to various spreads at which New York Life Affiliates might be interested in purchasing Notes of different average lives. The Company, however, will not make such a request more frequently than once in every five Business Days or such other period as shall be mutually agreed to by the Company and New York Life. The amount and content of information to be provided is in the sole discretion of New York Life, but it is the intent of New York Life to provide information that will be of use to the Company in determining whether to submit a Request for Purchase under Section 2.4. The delivery of the information requested is not an offer to purchase Notes, and neither New York Life nor any New York Life Affiliate is obligated to purchase Notes at the spread specified. New York Life may suspend or terminate providing information pursuant to this Section 2.3 for any reason in its sole discretion, including its determination that the credit quality of the Company has declined since the date of this Agreement.
2.4.    Request for Purchase. The Company may from time to time during the Issuance Period make requests for purchases of Notes (each such request being herein called a “Request for Purchase”). Each Request for Purchase shall be made to New York Life by e-mail, telecopier or overnight delivery service, and shall (i) specify the aggregate principal amount of Notes covered thereby, which shall not be less than $5,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities and principal prepayment dates and amounts of the Notes covered thereby, (iii) specify whether the interest payments on such Notes are to be made quarterly or semi-annually in arrears, (iv) specify the use of proceeds of such Notes and certify that such proceeds shall not be used for the purpose of financing a Hostile Tender Offer, (v) specify the proposed day for the closing of the purchase and sale of such Notes, which shall be a Business Day during the Issuance Period not less than 10 days and not more than 20 days after the making of such Request for Purchase (unless otherwise agreed by the Company and New York Life), (vi) specify the number of the account and the name and address of the depository institution to which the purchase

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prices of such Notes are to be transferred on the Closing Day for such purchase and sale, (vii) certify that the representations and warranties contained in Section 5 are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default, and (viii) be substantially in the form of Exhibit 2 attached hereto. Each Request for Purchase shall be in writing signed by the Company and shall be deemed made when received by New York Life.
2.5.    Spread Quotes. Not later than five Business Days after the Company shall have given New York Life a Request for Purchase pursuant to Section 2.4, New York Life may, but shall be under no obligation to, provide to the Company by telephone or e-mail, in each case between 9:30 A.M. and 1:30 P.M. New York City local time (or such later time as New York Life may elect) quotes for interest rate spreads for the several principal amounts, maturities, principal prepayment schedules and interest payment periods of Notes specified in such Request for Purchase. Spreads quoted shall be equal to the spreads over U.S. Treasury securities closest to the maturities specified in the Request for Purchase or an interpolated maturity. Each quote shall represent the interest rate spread per annum at which New York Life or a New York Life Affiliate would be willing to purchase such Notes at 100% of the principal amount thereof.
2.6.    Acceptance. By 11 A.M. on the next Business Day after New York Life provides interest rate spread quotes pursuant to Section 2.5 or such shorter period as New York Life may specify to the Company (such period, the “Acceptance Window”), the Company may, subject to Section 2.7, elect to accept on behalf of the Company those quotes as to not less than $5,000,000 aggregate principal amount of the Notes specified in the related Request for Purchase. Such election must be made by an Authorized Officer of the Company notifying New York Life by telephone or e-mail within the Acceptance Window that the Company elects to accept a spread quote, specifying the Notes (each such Note being an “Accepted Note”) as to which such acceptance (the “Acceptance”) relates. By the close of business on the day of such Acceptance or as mutually agreed between such parties, the Company and New York Life shall agree on the interest rate for the Accepted Notes based on such spread quote. The day an interest rate is agreed with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes. Any quotes as to which New York Life does not receive an Acceptance within the Acceptance Window or which do not result in an agreement as to an interest rate shall expire, and no purchase or sale of Notes hereunder shall be made based on any such expired quotes. Subject to Section 2.7 and the other terms and conditions hereof, the Company agrees to sell to a New York Life Affiliate, and New York Life agrees to cause the purchase by a New York Life Affiliate of, the Accepted Notes at 100% of the principal amount of such Notes. As soon as practicable following the Acceptance Day, the Company, New York Life and each New York Life Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit 3 attached hereto (herein called a “Confirmation of Acceptance”). If the Company should fail to execute and return to New York Life within three Business Days following the Company’s receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, New York Life may at its election at any time prior to New York Life’s receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.
2.7.    Market Disruption. Notwithstanding the provisions of Section 2.6, any quotes provided by New York Life pursuant to Section 2.5 shall expire if, prior to the time of an agreement on the interest rate for the Accepted Notes in accordance with Section 2.6, the domestic market for U.S. Treasury securities or derivatives shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or derivatives. No purchase or sale of Notes hereunder shall be made based on such expired quotes. If the Company thereafter notifies New York

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Life of the Acceptance of any such quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and New York Life shall promptly notify the Company that the provisions of this Section 2.7 are applicable with respect to such Acceptance.
2.8.    Fees.
(i)    [Reserved].
(ii)    Issuance Fee. The Company will pay to each Purchaser in immediately available funds a fee (herein called the “Issuance Fee”) on each Closing Day (other than any Closing Day occurring within 180 days of the date of this Agreement) in an amount equal to 0.10% of the aggregate principal amount of Notes sold to such Purchaser on such Closing Day.
(iii)    Delayed Delivery Fee. If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note, the Company will pay to each Purchaser which shall have agreed to purchase such Accepted Note on the Cancellation Date or actual closing date of such purchase and sale, an amount (herein called the “Delayed Delivery Fee”) equal to the product of (1) the amount determined by New York Life to be the amount by which the bond equivalent yield per annum of such Accepted Note exceeds the investment rate per annum on an alternative Dollar investment of the highest quality selected by New York Life and having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day from time to time fixed for the delayed delivery of such Accepted Note, (2) the principal amount of such Accepted Note, and (3) a fraction the numerator of which is equal to the number of actual days elapsed from and including the original Closing Day for such Accepted Note to but excluding the date of such payment, and the denominator of which is 360. In no case shall the Delayed Delivery Fee be less than zero. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with Section 3.2.
(iv)    Cancellation Fee. If the Company at any time notifies New York Life in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if New York Life notifies the Company in writing under the circumstances set forth in the last sentence of Section 2.6 or the penultimate sentence of Section 3.2 that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being herein called the “Cancellation Date”), the Company will pay to each Purchaser which shall have agreed to purchase such Accepted Note no later than one day after the Cancellation Date in immediately available funds an amount (the “Cancellation Fee”) equal to the product of (1) the principal amount of such Accepted Note and (2) the quotient (expressed in decimals) obtained by dividing (y) the excess of the ask price (as determined by New York Life) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by New York Life) of the Hedge Treasury Note(s) on the Acceptance Day for such Accepted Note by (z) such bid price, with the foregoing bid and ask prices as reported by Tradeweb LLC, or if such information ceases to be available through Tradeweb LLC, any publicly available source of such market data selected by New York Life, and rounded to the second decimal place.

3.	CLOSING.

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3.1.    Facility Closings. Not later than 11:30 A.M. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York, New York 10022, or at such other place as shall be specified in the directions of New York Life, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company’s account specified in the Request for Purchase of such Notes.
3.2.    Rescheduled Facility Closings. If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in Section 3.1, or any of the conditions specified in Section 4 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 1:00 P.M., New York City local time, on such scheduled Closing Day notify New York Life (which notification shall be deemed received by each Purchaser) in writing whether (a) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to New York Life (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in Section 4 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with Section 2.8(iii) or (b) such closing is to be canceled. In the event that the Company shall fail to give such notice referred to in the second preceding sentence, New York Life (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled. Notwithstanding anything to the contrary appearing in this Agreement, the Company may not elect to reschedule a closing with respect to any given Accepted Notes on more than one occasion, unless New York Life shall have otherwise consented in writing.

4.	CONDITIONS TO CLOSING.
Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at any Closing for such Notes is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at each such Closing, of the following conditions:
4.1.    Representations and Warranties.
The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the applicable Closing (except to the extent of changes caused by the transactions herein contemplated).
4.2.    Performance; No Default.
The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at such Closing and, after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.7), as applicable, no Default or Event of Default shall have occurred and be continuing.
4.3.    Compliance Certificates.

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(a)    Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of such Closing, certifying that the conditions specified in Sections 4.1 and 4.2 and Section 4.11 have been fulfilled and that there has been no event or condition that has resulted in or could reasonably be expected to have a Material Adverse Effect since December 31, 2013.
(b)    Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of the Secretary or an Assistant Secretary of each Obligor, dated the date of such Closing, (i) certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes, the applicable Note Guarantee, this Agreement and the other Financing Documents to which such Obligor is a party (as applicable), (ii) certifying as to the names of the Responsible Officers authorized to sign the Financing Documents on behalf of such Obligor and their true signatures, (iii) attaching certified copies of such Obligor’s certificate of incorporation, certificate of formation or other constitutional documents, as applicable, certified as true and complete as of a date within 60 days of the date of such Closing by the Governmental Authority of the jurisdiction of organization of such Obligor, (iv) certifying as to the operating agreement, by-laws or other similar organizational documents of such Obligor, and (v) attaching a good standing or similar certificate dated as of a recent date from (A) the state or other jurisdiction of such Obligor’s organization or formation, as applicable, and (B) from each other state or other jurisdiction in which such Obligor is qualified to do business.
4.4.    Opinions of Counsel.
Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of such Closing (a) from Reed Smith LLP, as special New York and Pennsylvania counsel for the Obligors (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from Bingham McCutchen LLP, the Purchasers’ special counsel in connection with such transactions.
4.5.    Financial Projections.
Such Purchaser shall have received copies of the financial projections of the Company and its Subsidiaries for fiscal year 2014 through fiscal year 2017 that were delivered to the Bank Lenders.
4.6.    Lien Search.
Such Purchaser shall have received a Lien search in acceptable scope and with results to the satisfaction of such Purchaser and, if applicable, evidence that all necessary termination statements, release statements and other releases in connection with all Liens (other than Permitted Liens) have been filed or satisfactory arrangements have been made for such filing (including payoff letters, if applicable).
4.7.    Purchase Permitted By Applicable Law, Etc.
On the date of such Closing, such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or

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liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.
4.8.    Sale of Other Notes.
Contemporaneously with each Closing, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at such Closing as specified in the applicable Confirmation of Acceptance.
4.9.    Payment of Fees.
(a)    Without limiting the provisions of Section 15.1, the Company shall have paid to New York Life and each Purchaser on or before such Closing any fees due it pursuant to or in connection with this Agreement, including any Issuance Fee due pursuant to Section 2.8(ii) and any Delayed Delivery Fee due pursuant to Section 2.8(iii), as applicable.
(b)    Without limiting the provisions of Section 15.1, the Company shall have paid on or before such Closing the reasonable fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to such Closing.
4.10.    Private Placement Number.
A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Series of Notes to be issued at such Closing.
4.11.    Changes in Corporate Structure.
Following the date of the most recent financial statements referred to in Section 5.6, the Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity.
4.12.    Note Guarantee; Intercompany Subordination Agreement.
Each Initial Subsidiary Guarantor and any Additional Subsidiary Guarantors at the time of such Closing shall have executed and delivered to such Purchaser a Note Guarantee in favor of the holders from time to time of the Notes, and such Note Guarantee shall be in full force and effect. The Company and each Guarantor shall have executed and delivered to such Purchaser the Intercompany Subordination Agreement, and such Intercompany Subordination Agreement shall be in full force and effect.
4.13.    Insurance.
Such Purchaser shall have received evidence that adequate insurance required to be maintained under this Agreement is in full force and effect with additional insured special endorsements attached thereto, in form and substance satisfactory to such Purchaser and its counsel naming each Purchaser as an additional insured.
4.14.    Proceedings and Documents.

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All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
The Purchasers and the holders of the Notes recognize and acknowledge that the Company may supplement the following representations and warranties in this Section 5, including the Schedules related thereto, pursuant to a Request for Purchase; provided that no such supplement to any representation or warranty applicable to any particular Closing Day shall change or otherwise modify or be deemed or construed to change or otherwise modify any representation or warranty given on any other Closing Day or any determination of the falseness or inaccuracy thereof pursuant to Section 11(d). The Company represents and warrants to New York Life and each Purchaser that:
5.1.    Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default.
Each Obligor and each Subsidiary of each Obligor (a) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, (c) except where the failure to do so would not have a Material Adverse Effect, is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, (d) has full power to enter into, execute, deliver and carry out this Agreement and the other Financing Documents to which it is a party, to incur the Indebtedness contemplated by the Financing Documents and to perform its obligations under the Financing Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part, (e) is in compliance in all material respects with all applicable Laws (including Environmental Laws) applicable to it, except where the failure to do so would not have a Material Adverse Effect, and (f) has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances, except Permitted Liens and except for such defects in title as could not reasonably be expected to have a Material Adverse Effect. No Default or Event of Default exists or is continuing.
5.2.    Subsidiaries and Owners; Investment Companies.
Schedule 5.2 states (a) the name of each of the Company's Subsidiaries, its jurisdiction of organization and the amount, percentage and type of Equity Interests in such Subsidiary held by the Company and its Subsidiaries (the “Subsidiary Equity Interests”), and (b) the name of each holder of an Equity Interest in each such Subsidiary and the amount, percentage and type of such Equity Interest. The Company and each Subsidiary of the Company has good and marketable title to all of the Subsidiary Equity Interests it purports to own, free and clear in each case of any Lien (other than Permitted Liens or, in the case of any Foreign Subsidiary, any restriction imposed by local Law) and all such Subsidiary Equity Interests have been validly issued, fully paid and nonassessable. None of the Obligors or Subsidiaries of any Obligor is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940.

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5.3.    Validity and Binding Effect.
This Agreement and each of the other Financing Documents (a) have been duly and validly executed and delivered by each Obligor party thereto, and (b) constitute, or will constitute, legal, valid and binding obligations of each Obligor which is or will be a party thereto, enforceable against such Obligor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally or by equitable principles relating to enforceability.
5.4.    No Conflict; Material Agreements; Consents.
Neither the execution and delivery of this Agreement or the other Financing Documents by any Obligor nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will (a) contravene or breach any of the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Obligor, (b) contravene or violate any Law to which any Obligor or any of its Subsidiaries is subject or (c) constitute a default under or result in a breach of any material agreement or instrument or order, writ, judgment, injunction or decree to which any Obligor or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property of any Obligor or any of its Subsidiaries. There is no default under such material agreement (referred to above) and none of the Obligors or their Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which could reasonably be expected to have a Material Adverse Effect. No consent, approval, exemption, order or authorization of, or a registration or filing with, any Governmental Authority or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Financing Documents, other than those obtained and in full force and effect.
5.5.    Litigation.
Except as disclosed in the Company’s Annual Reports or Quarterly Reports filed with the Securities and Exchange Commission prior to the date of this Agreement, which documents are filed for public availability on the EDGAR website, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against any Obligor or any Subsidiary of such Obligor at law or in equity before any Governmental Authority which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. None of the Obligors or any Subsidiaries of any Obligor is in violation of any order, writ, injunction or any decree of any Governmental Authority which could reasonably be expected to have a Material Adverse Effect.
5.6.    Financial Statements.
(a)    Historical Statements. The Company has delivered to New York Life and each of the holders of the Notes copies of its audited consolidated year-end financial statements for and as of the end of the fiscal year ended December 31, 2013 (such annual statements being referred to as the “Statements”). The Statements were compiled from the books and records maintained by the Company's management, are correct and complete in all material respects and fairly represent in all material respects the consolidated financial condition of the Company and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of

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the interim statements) to the absence of footnotes required by GAAP and normal year-end audit adjustments.
(b)    Absence of Material Adverse Change. Since December 31, 2013, no Material Adverse Change has occurred.
5.7.    Use of Proceeds; Margin Stock.
The Company will apply the proceeds of the sale of the Notes as set forth in the applicable Request for Purchase. None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer. None of the Obligors or any Subsidiaries of any Obligor engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of the Notes will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Obligors or any Subsidiary of any Obligor holds or intends to hold margin stock in such amounts that more than twenty five percent (25%) of the reasonable value of the assets of any Obligor or Subsidiary of any Obligor are or will be represented by margin stock.
5.8.    Full Disclosure.
Neither this Agreement nor any other Financing Document, nor any certificate, statement, agreement or other documents furnished to New York Life or the Purchasers in connection herewith or therewith (other than the financial projections provided pursuant to Section 4.5 and information of a general and economic nature or industry-specific nature), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.
5.9.    Taxes.
All federal, state, local and other tax returns required to have been filed with respect to each Obligor and each Subsidiary of each Obligor have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.
5.10.    Patents, Trademarks, Copyrights, Licenses, Etc.
Each Obligor and each Subsidiary of each Obligor owns or possesses all material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights (the “Intellectual Property”) necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Obligor or Subsidiary, without known possible, alleged or actual conflict with the rights of others.
5.11.    Insurance.

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The properties of each Obligor and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Obligor and Subsidiary in accordance with prudent business practice in the industry of such Obligors and Subsidiaries.
5.12.    ERISA Compliance.
(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Company, nothing has occurred which would prevent, or cause the loss of, such qualification. The Company and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
(b)    Except as disclosed in Schedule 5.12, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Plan has any unfunded pension liability (i.e. excess of benefit liabilities over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Plan for the applicable plan year); (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
(c)    The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(c) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.
5.13.    [Reserved].
5.14.    Senior Debt Status.
The payment obligations of each Obligor under this Agreement, the Notes, the Note Guarantees and each of the other Financing Documents to which any Obligor is a party do rank and will rank at least pari passu in priority of payment with all other Indebtedness of such Obligor, except Indebtedness of such Obligor to the extent secured by Permitted Liens.
5.15.    Solvency.

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Before and after giving effect to the issuance, exchange and sale of the Notes hereunder, the Obligors, taken as a whole, are Solvent.
5.16.    Governmental Authorizations, Etc.
No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement, the Notes or any other Financing Document.
5.17.    Private Offering by the Company.
Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of any of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.
5.18.    Foreign Assets Control Regulations, Etc.
(a)    Neither the Company nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”), (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act (“CISADA”) or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (i), clause (ii) or clause (iii), a “Blocked Person”). Neither the Company nor any Controlled Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.
(b)    Neither the Company nor any Controlled Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any U.S. Economic Sanctions violations, (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions violations, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance in all material

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respects with all applicable current and future Anti-Money Laundering Laws and U.S. Economic Sanctions.
(c)    Neither the Company nor any Controlled Entity (i) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”), (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (iii) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (iv) has been or is the target of sanctions imposed by the United Nations or the European Union.
(d)    To the Company’s actual knowledge after making due inquiry, neither the Company nor any Controlled Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (i) influencing any act, decision or failure to act by such Governmental Official in his or her official capacity or such commercial counterparty, (ii) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (iii) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would cause any holder to be in violation of any law or regulation applicable to such holder.
(e)    No part of the proceeds from the sale of any Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (ii) otherwise in violation of U.S. Economic Sanctions.
5.19.    Status under Certain Statutes.
Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.
5.20.    No Default.
Immediately prior to, and after giving effect to, the transactions contemplated by this Agreement and the other Financing Documents, no Default or Event of Default has occurred and is continuing.

6.	REPRESENTATIONS OF THE PURCHASERS.
6.1.    Purchase for Investment.
Each Purchaser severally represents that it is purchasing the Notes to be purchased by it hereunder for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act

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and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.
6.2.    Source of Funds.
Each Purchaser severally represents that on the Closing Day for any issuance of Notes at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by it hereunder:
(a)    the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
(b)    the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
(c)    the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
(d)    the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of

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the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or
(e)    the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or
(f)    the Source is a governmental plan; or
(g)    the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or
(h)    the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

7.	INFORMATION AS TO COMPANY.
7.1.    Financial and Business Information.
The Company shall deliver to New York Life and each holder of Notes that is an Institutional Investor:
(a)Quarterly Statements -- as soon as available and in any event within forty-five (45) calendar days after the end of each of the first three (3) fiscal quarters in each fiscal year of the Company, financial statements of the Company, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, stockholders' equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by a Senior Financial Officer of the Company as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year;
(b)    Annual Statements -- as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company, financial statements of the Company consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders' equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by PricewaterhouseCoopers LLP or such other firm of independent certified public accountants of nationally recognized standing selected by the Company, which certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the

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financial statements as to which such accountants concur, and provided that to the extent the components of such consolidated financial statements relating to a prior fiscal period are separately audited by different independent public accounting firms, the audit report of any such accounting firm may contain a qualification or exception as to scope of such consolidated financial statements as they relate to such components) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Obligor under any of the Financing Documents;
(c)    SEC and Other Reports -- promptly upon their becoming available, one copy of (i) each financial statement, report, circular, notice or proxy statement or similar document sent by the Company or any Subsidiary to its public securities holders generally, and (ii) any reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses and other shareholder communications, filed by the Company with the Securities and Exchange Commission which are not posted to the EDGAR website;
(d)    Notice of Default or Event of Default -- promptly and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;
(e)    [Reserved;]
(f)    Employee Benefit Matters -- promptly upon the occurrence thereof, written notice of any ERISA Event;
(g)    Notices from Governmental Authority -- promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;
(h)    IFRS Reconciliations -- at any time following the Company’s election to use IFRS in preparing the financial statements referred to herein, (i) concurrently with any delivery of financial statements under Sections 7.1(a) or 7.1(b) hereof, deliver a reconciliation between such statements prepared using IFRS and GAAP and (ii) if requested by the Required Holders, provide financial statements under Sections 7.1(a) and/or 7.1(b) hereof, prepared in accordance with both IFRS and GAAP;
(i)    Litigation -- promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Governmental Authority or any other Person against any Obligor or Subsidiary of any Obligor which involve a claim or series of claims which could reasonably be expected to have a Material Adverse Effect;
(j)    Organizational Documents -- promptly and in any event within five days of the execution thereof, a copy of any amendment to the organizational documents of any Obligor;
(k)    Erroneous Financial Information -- promptly upon any such conclusion or determination, written notice of any conclusion by the Company or any determination by or advice from its accountants that any previously issued financial statement, audit report or interim

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review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance;
(l)    Annual Budget -- as soon as available, and in any event on or before March 1st of each fiscal year of the Company, a copy of the Company’s annual budget and any forecasts or projections of the Company for such fiscal year; and
(m)    Requested Information -- with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by New York Life or any holder that is an Institutional Investor, including information readily available to the Company explaining the Company’s financial statements if such information has been requested by the SVO in order to assign or maintain a designation of the Notes.
7.2.    Officer’s Certificate.
Each set of financial statements delivered to New York Life or a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth:
(a)    Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.2, Section 10.6, Section 10.14 through Section 10.16 and any Additional Covenant incorporated into this Agreement pursuant to Section 9.9, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and
(b)    Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto; and
(c)    Subsidiary Guarantees — a list of all Additional Subsidiary Guarantors as of the date of such certificate which have or are required pursuant to Section 9.10 of this Agreement to execute a Note Guarantee in respect of the Notes.
7.3.    Visitation.
Subject to (y) the rights of tenants and (z) applicable health and safety laws, and except to the extent disclosure could reasonably be expected to contravene attorney-client privilege or similar protection or violate any bona fide confidentiality or privacy obligation owing to any third party or otherwise contravene applicable Law, the Company shall, and shall cause each of its Subsidiaries to, permit the representatives of New York Life and each holder of Notes that is an Institutional Investor,

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to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as New York Life or any of such holders may reasonably request; provided that New York Life and each holder shall provide the Company with reasonable notice prior to any visit or inspection; and provided, further, that (i) absent an Event of Default, the Obligors shall only be required to pay for one (1) such visit and inspection in any twelve (12) month period and (ii) when an Event of Default exists New York Life and any holder of the Notes (or any of their representatives or independent contractors) may do any of the foregoing at the expense of the Obligors at any time during normal business hours without advance notice. In the event New York Life or any holder desires to conduct an audit of any Obligor, New York Life or such holder shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by New York Life or any other holder of Notes, as applicable.
7.4.    Electronic Delivery.
Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Company pursuant to Sections 7.1(a), (b), (c), (l) or (m) and Section 7.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:
(i)    such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 are delivered to New York Life and each holder of a Note by e-mail;
(ii)    the Company shall have timely filed its Form 10–Q or Form 10–K, within the time period specified in Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC on EDGAR and shall have made such form and the related Officer’s Certificate satisfying the requirements of Section 7.2 available on its home page on the internet, which is located at http://www.msasafety.com as of the date of this Agreement;
(iii)    such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 or any items referred to in Section 7.1(l) or 7.1(m), as applicable, are timely posted by or on behalf of the Company on IntraLinks or on any other similar website to which New York Life and each holder of Notes has free access; or
(iv)    the Company shall have filed any of the items referred to in Section 7.1(c) with the SEC on EDGAR and shall have made such items available on its home page on the internet or on IntraLinks or on any other similar website to which New York Life and each holder of Notes has free access;
provided however, that in the case of any of clauses (ii), (iii) or (iv), the Company shall have given New York Life and each holder of a Note prior written notice, which may be by e-mail or in accordance with Section 18, of such posting or filing in connection with each delivery, provided further, that upon request of any holder to receive paper copies of such forms, financial statements and Officer’s Certificates or to receive them by e-mail, the Company will promptly e-mail them or deliver such paper copies, as the case may be, to such holder.

8.	PAYMENT AND PREPAYMENT OF THE NOTES.

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8.1.    Required Prepayments; Maturity.
Each Series of Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series, provided that upon any partial prepayment of the Notes of any Series pursuant to Section 8.2, the principal amount of each required prepayment of the Notes of such Series becoming due under this Section 8.1 on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes of such Series is reduced as a result of such prepayment.
8.2.    Optional Prepayments with Make-Whole Amount.
The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, any Series of Notes, in a principal amount of $1,000,000 or any integral multiple of $100,000 in excess thereof in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of the Series of Notes to be prepaid written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Series of Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of the Series of Notes to be prepaid a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.
8.3.    Allocation of Partial Prepayments.
In the case of each partial prepayment of the Notes of any Series pursuant to Section 8.1 or 8.2, the principal amount of the Notes of such Series to be prepaid shall be allocated among all of the Notes of such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.
8.4.    Maturity; Surrender, Etc.
In the case of each prepayment of Notes of any Series pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
8.5.    Purchase of Notes.
The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly

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cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.
8.6.    Make-Whole Amount.
The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:
“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or Section 8.7 or has become or is declared to be immediately due and payable pursuant to Section 12.1.
“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.
“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by (i) the yields reported as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding sentence, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield will be rounded to that number of decimals as appears in the coupon for the applicable Note.
“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

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“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2, Section 8.7 or Section 12.1.
“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or Section 8.7 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
8.7.    Prepayment on a Change in Control.
(a)    Promptly upon becoming aware that a Change in Control has occurred, the Company shall give written notice of such fact (the “Company Notice”) to all holders of the Notes. The Company Notice shall (i) describe the facts and circumstances of such Change in Control in reasonable detail, (ii) refer to this Section 8.7 and the rights of the holders hereunder and state that a Change in Control has occurred, (iii) contain an offer by the Company to prepay the entire unpaid principal amount of Notes held by each holder, together with interest thereon to the prepayment date selected by the Company with respect to each Note, plus the Make-Whole Amount with respect thereto, which prepayment shall be on a date specified in the Company Notice and which date shall be a Business Day not less than 30 days and not more than 45 days after such Company Notice is given, (iv) request each holder to notify the Company in writing by a stated date (the “Change in Control Response Date”), which date is not less than 30 days after such holder’s receipt of the Company Notice, of its acceptance or rejection of such prepayment offer and (v) be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such Company Notice were the date of the prepayment), setting forth the details of such computation. If a holder does not notify the Company as provided above, then the holder shall be deemed to have accepted such offer.
(b)    Two Business Days prior to the prepayment date specified in the Company Notice, the Company shall deliver to each holder of Notes to be prepaid a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the prepayment date.
(c)    On the prepayment date specified in the Company Notice, the entire unpaid principal amount of the Notes held by each holder of Notes who has accepted such prepayment offer (in accordance with paragraph (a) above), together with interest thereon to the prepayment date with respect to each such Note and the Make-Whole Amount with respect thereto shall become due and payable.

9.	AFFIRMATIVE COVENANTS.
The Company covenants that during the Issuance Period and so long thereafter as any of the Notes are outstanding:
9.1.    Preservation of Existence, Etc.

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The Company shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, partnership or limited liability company, as the case may be, and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 10.5 and except, in the case of good standing, where such failure could not reasonably be expected to have a Material Adverse Effect.
9.2.    Payment of Liabilities, Including Taxes, Etc.
The Company shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that (i) such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, or (ii) the failure to pay any such liability would not constitute an Event of Default and would not reasonably be expected to have a Material Adverse Effect.
9.3.    Maintenance of Insurance.
The Company shall, and shall cause each of its Material Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers' compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent deemed prudent by the Company’s board of directors.
9.4.    Maintenance of Properties and Leases.
The Company shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties necessary to operate its business, and from time to time, the Company shall, and shall cause its Subsidiaries to, make or cause to be made all appropriate repairs, renewals or replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
9.5.    Keeping of Records and Books of Account.
The Company shall, and shall cause each of its Subsidiaries to, maintain and keep proper books of record and account which enable the Company and its Subsidiaries to issue consolidated financial statements in accordance with GAAP and as otherwise required by the applicable Laws of any Governmental Authority having jurisdiction over the Company or any Subsidiary of the Company, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.
9.6.    Compliance with Laws; Use of Proceeds.
The Company shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects; provided that it shall not be deemed to be a violation

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of this Section 9.6 if any failure to comply with any Law would not reasonably be expected to have a Material Adverse Effect. The Company shall, and shall cause each of its Subsidiaries to, use the proceeds of the Notes only in accordance with Section 5.7 and as permitted by applicable Law.
9.7.    Further Assurances.
The Company shall, from time to time, at its expense, do such other acts and things as each holder of Notes may reasonably request from time to time in order to exercise and enforce its rights and remedies thereunder.
9.8.    [Reserved].
9.9.    Most Favored Lender.
(a)    If at any time the Bank Credit Agreement, the 2006 Note Purchase Agreement or the 2014 Shelf Agreement shall include any financial covenant, undertaking, restriction, event of default or other provision (or any thereof shall be amended or otherwise modified) that provides for limitations on or measures of indebtedness, interest expense, fixed charges, net worth, stockholders’ equity or total assets, changes in control of the Company or transfers of interests in assets of the Company or any Subsidiary (however expressed and whether stated as a ratio, as a fixed threshold, as an event of default or otherwise) and such covenant, undertaking, restriction, event of default or provision is not contained in this Agreement or would be more beneficial to the holders of Notes than any analogous covenant, undertaking, restriction, event of default or provision contained in this Agreement (any such covenant, undertaking, restriction, event of default or provision, an “Additional Covenant”), then the Company shall provide a Most Favored Lender Notice to the holders of Notes. Thereupon, unless waived in writing by the Required Holders within five (5) Business Days of receipt of such notice by the holders of the Notes, such Additional Covenant (including any associated cure period) shall be deemed automatically incorporated by reference into this Agreement, mutatis mutandis, as if set forth fully herein, without any further action required on the part of any Person, effective as of the date when such Additional Covenant became effective under the Bank Credit Agreement, the 2006 Note Purchase Agreement or the 2014 Shelf Agreement, as applicable. Thereafter, upon the request of any holder of a Note, the Company shall enter into any additional agreement or amendment to this Agreement reasonably requested by such holder evidencing any of the foregoing. Notwithstanding anything contained in this Section 9.9(a) to the contrary, in no event shall any amendment to the covenant levels set forth in any covenant contained in the Bank Credit Agreement, the 2006 Note Purchase Agreement or the 2014 Shelf Agreement as of the date of this Agreement be deemed to constitute an Additional Covenant for purposes of this Section 9.9(a).
(b)    Any Additional Covenant (including any associated cure period) incorporated into this Agreement pursuant to this Section 9.9 (herein referred to as an “Incorporated Covenant”) (i) shall be deemed automatically amended herein to reflect any subsequent amendments made to such Additional Covenant (including any associated cure period) under the Bank Credit Agreement, the 2006 Note Purchase Agreement or the 2014 Shelf Agreement, as applicable; provided that if any Default or an Event of Default then exists (including in respect of such Incorporated Covenant) and the amendment of such Additional Covenant would result in such Additional Covenant being less restrictive on the Company, such Incorporated Covenant shall only be deemed automatically amended at such time as no Default or Event of Default then exists) and (ii) shall be deemed automatically deleted from this Agreement at such time as such

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Additional Covenant is deleted or otherwise removed from the Bank Credit Agreement, the 2006 Note Purchase Agreement or the 2014 Shelf Agreement (as applicable) or the Bank Credit Agreement, the 2006 Note Purchase Agreement or the 2014 Shelf Agreement (as applicable) shall have been terminated, all commitments thereunder cancelled and all liabilities existing thereunder paid in full (other than unasserted contingent liabilities and obligations); provided that, if a Default or an Event of Default then exists (including in respect of such Incorporated Covenant), such Incorporated Covenant shall only be deemed automatically deleted from this Agreement at such time as no Default or Event of Default then exists. Upon the request of the Company, the holders of Notes shall (at the Company’s sole cost and expense) enter into any additional agreement or amendment to this Agreement requested by the Company evidencing the amendment or deletion of any such Incorporated Covenant in accordance with the terms hereof. If any Person party to the Bank Credit Agreement, the 2006 Note Purchase Agreement or the 2014 Shelf Agreement (as applicable) receives any remuneration, fee or other compensation as consideration for any amendment, waiver, modification, deletion or termination of any Additional Covenant that constitutes an Incorporated Covenant hereunder, such amendment, waiver, modification, deletion or termination shall not become effective under this Agreement unless the holders shall have received equivalent remuneration, fees or other compensation.
(c)    For the avoidance of doubt, all of the existing financial covenants in Sections 10.14, 10.15 and 10.16 as of the date of this Agreement shall remain in this Agreement regardless of whether any Additional Covenants are incorporated into this Agreement.
9.10.    Subsidiary Guarantors.
(a)    The Company shall promptly cause each Additional Subsidiary Guarantor to execute and deliver a Note Guarantee substantially in the form of Exhibit 9.10 hereto (with such modifications as may be required to reflect the legal requirements of the jurisdiction of formation of the relevant Subsidiary, including any modifications necessary to make the obligations of such guarantee agreement pari passu with the other unsecured and unsubordinated Indebtedness of such Subsidiary to the extent permitted under applicable law) or otherwise in form and substance reasonably satisfactory to the Required Holders.
(b)    The Company may, from time to time at its discretion and upon written notice from the Company to the holders of Notes, cause any of its Subsidiaries which are not otherwise Guarantors pursuant to Section 9.10(a) or otherwise to enter into a Note Guarantee substantially in the form of Exhibit 9.10 hereto (with such modifications as may be required to reflect the legal requirements of the jurisdiction of formation of the relevant Subsidiary, including any modifications necessary to make the obligations of such guarantee agreement pari passu with the other unsecured and unsubordinated Indebtedness of such Subsidiary to the extent permitted under applicable law) or otherwise in form and substance reasonably satisfactory to the Required Holders.
(c)    The delivery of a Note Guarantee by any Guarantor shall be accompanied by the following:
(i)    an Officer’s Certificate from such Guarantor confirming that (A) the representations and warranties of such Guarantor contained in such Note Guarantee are true and correct, and (B) the guarantee provided under the Note Guarantee would not cause any borrowing, guaranteeing or similar limit binding on the Guarantor to be exceeded;

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(ii)    copies of the articles of association or certificate or articles of incorporation, bylaws, limited liability company operating agreement, partnership agreement and all other constitutive documents, of such Guarantor (as applicable), resolutions of the board of directors or other similar governing body (and, where applicable, the shareholders) of such Guarantor authorizing its execution and delivery of the Note Guarantee and the transactions contemplated thereby, and specimen signatures of authorized officers of such Guarantor (in each case, certified as correct and complete copies by the secretary or an assistant secretary (or an equivalent officer) of such Guarantor);
(iii)    a legal opinion, satisfactory in form, scope and substance to the Required Holders, of legal counsel to the effect that, subject to customary qualifications and assumptions, (A) such Guarantor is validly existing under the laws of its jurisdiction of formation and (if applicable in such jurisdiction) is in good standing, (B) such Note Guarantee has been duly authorized, executed and delivered by such Guarantor, (C) such Note Guarantee is enforceable in accordance with its terms, and (D) in the case of a Guarantor organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia, the obligations of such Guarantor under such Note Guarantee rank at least pari passu with all of such Guarantor’s other unsecured and unsubordinated Indebtedness in an insolvency proceeding of such Guarantor (to the extent possible under applicable law) and are not subject to any legal or contractual limitations or restrictions that are not equally applicable to all other indebtedness for borrowed money of such Guarantor;
(iv)    a completed and executed joinder to the Intercompany Subordination Agreement in substantially the form attached as Exhibit A to the Intercompany Subordination Agreement; and
(v)    in the case of a Guarantor organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia, evidence of the appointment of the Company as such Guarantor’s agent to receive, for it and on its behalf, service of process in the United States of America.
An original executed counterpart of each such Note Guarantee shall be delivered to New York Life and each holder of Notes promptly after the execution thereof.

10.	NEGATIVE COVENANTS.
The Company covenants that during the Issuance Period and so long thereafter as any of the Notes are outstanding:
10.1.    Indebtedness.
The Company shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness under the Financing Documents;
(b)    Existing Indebtedness as set forth on Schedule 10.1 (including any extensions, refinancings or renewals thereof; provided there is no increase in the amount thereof or other significant change in the terms thereof that would otherwise be materially less favorable to the

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Obligors and their Subsidiaries, taken as a whole (other than fees, expenses, interest accrual and premiums incurred in connection with any such refinancing);
(c)    Indebtedness under (i) the Bank Credit Agreement, (ii) the Bank Guarantees, (iii) the 2006 Note Purchase Agreement and the 2006 Notes, (iv) the 2006 Note Purchase Agreement Guarantees, (v) the 2014 Shelf Agreement and the 2014 Shelf Notes, and (vi) the 2014 Shelf Agreement Guarantees, in each case, as the same may be extended, renewed or refinanced;
(d)    Indebtedness of an Obligor to another Obligor which is subordinated pursuant to the Intercompany Subordination Agreement;
(e)    Indebtedness of an Obligor to an Excluded Subsidiary, provided that such Indebtedness to Excluded Subsidiaries does not exceed One Hundred Million Dollars ($100,000,000.00) in the aggregate for all such Indebtedness to all such Excluded Subsidiaries at any time outstanding;
(f)    Indebtedness incurred with respect to Purchase Money Security Interests and Capital Leases;
(g)    Any (i) Currency Agreement, (ii) Lender Provided Interest Rate Hedge, (iii) Lender Provided Commodity Hedge, (iv) Interest Rate Hedge approved by the Administrative Agent or (v) Indebtedness under any Other Lender Provided Financial Services Product; provided, however, the Obligors and their Subsidiaries shall enter into any Currency Agreement, Lender Provided Interest Rate Hedge, Lender Provided Commodity Hedge or any other Interest Rate Hedge only for hedging (rather than speculative) purposes;
(h)    Indebtedness of an Excluded Subsidiary to an Excluded Subsidiary;
(i)    Guarantees permitted under Section 10.3 and transactions permitted by Section 10.4;
(j)    Any Indebtedness not otherwise permitted in items (a) through (i) above which does not exceed Twenty Million and 00/100 Dollars ($20,000,000.00) in the aggregate at any time outstanding, provided that the documentation relating to such Indebtedness does not result in covenants materially more restrictive, taken as a whole, on the Obligors than those set forth in the Financing Documents and, provided, further, that such Indebtedness shall only be permitted to be secured as and to the extent permitted under clause (xiii) of the definition of “Permitted Liens”; and
(k)    Any unsecured Indebtedness not otherwise permitted in items (a) through (i) above which in the aggregate at any time outstanding does not exceed the excess of (x) Two Hundred Thirty Million Dollars ($230,000,000.00) minus (y) the aggregate principal amount of Notes outstanding hereunder; provided that the documentation relating to such Indebtedness does not contain covenants, undertakings or events of default materially more restrictive, taken as a whole, on the Obligors than those set forth in this Agreement.
10.2.    Liens.
The Company shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens. Notwithstanding the

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foregoing, the Company shall not, and shall not permit any Subsidiary to, grant any Liens securing Indebtedness outstanding under or pursuant to the Bank Credit Agreement, the 2006 Note Purchase Agreement or the 2014 Shelf Agreement unless and until the Notes (and any Guaranty delivered in connection therewith) shall be substantially concurrently secured equally and ratably with such Indebtedness pursuant to documentation in form and substance satisfactory to the Required Holders.
10.3.    Guaranties.
The Company shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for (a) Guaranties of Indebtedness of the Obligors and their respective Subsidiaries permitted under Section 10.1, (b) Guaranties that are in existence on the date of this Agreement and set forth on Schedule 10.3 (including any extensions or renewals thereof; provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 10.3), and (c) any unsecured Guaranty (including, but not limited to, Guarantees of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness in each case entered into in the ordinary course of business) not otherwise permitted by clauses (a) and (b) above, provided that the Indebtedness guaranteed under all such Guaranties at any time outstanding under this clause (c) does not exceed Twenty Million and 00/100 Dollars ($20,000,000.00) in the aggregate.
10.4.    Loan and Investments.
The Company shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any bonds, notes, securities or Equity Interests of, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:
(a)    trade credit extended on usual and customary terms in the ordinary course of business;
(b)    advances to employees to meet expenses incurred by such employees in the ordinary course of business;
(c)    Permitted Investments;
(d)    loans, advances and investments in other Obligors;
(e)    Permitted Acquisitions;
(f)    Investments in the Company and its Subsidiaries in connection with the Foreign Reorganization;
(g)    loans, advances and investments by Excluded Subsidiaries in other Excluded Subsidiaries;
(h)    transactions permitted under Section 10.1; and
(i)    loans, advances and investments not otherwise permitted in clauses (a) through (h) above in Excluded Subsidiaries and Joint Ventures in an amount, measured at the time any

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such loan, advance or investment is made, which shall not exceed One Hundred Million and 00/100 Dollars ($100,000,000.00) in the aggregate at any one time outstanding.
10.5.    Liquidations, Mergers, Consolidations, Acquisitions.
The Company shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or Equity Interests of any other Person; provided that
(a)    any Obligor other than the Company may consolidate or merge into another Obligor which is a Wholly-Owned Subsidiary of one or more of the other Obligors;
(b)    the Foreign Reorganization may be consummated;
(c)    any Obligor or any Subsidiary of an Obligor may acquire, whether by purchase or by merger, (x) all or substantially all of the Equity Interests of another Person or (y) all or substantially all of the assets of another Person or of a business or division of another Person (each a "Permitted Acquisition"), provided that, each of the following requirements is met:
(i)    if an Obligor is acquiring the Equity Interests in such Person, such Person shall, unless not required by Section 10.8 or Section 9.10 hereof, execute a Note Guarantee and such other documents set forth in Section 9.10 within thirty (30) Business Days after the date of such Permitted Acquisition;
(ii)    no Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition; and
(iii)    in the case of a merger or consolidation involving an Obligor, such Obligor shall be the continuing and surviving entity; and
(d)    an Excluded Subsidiary that is not a Material Subsidiary may dissolve, liquidate and wind-up its affairs, so long as such dissolution, liquidation, or winding-up could not reasonably be expected to have a Material Adverse Effect.
10.6.    Dispositions of Assets or Subsidiaries.
The Company shall not, and shall not permit any of its Subsidiaries to make any Asset Disposition, except (a) Asset Dispositions where the Disposition Value of the property subject to such Asset Disposition, together with the aggregate Disposition Value of all property of the Company and its Subsidiaries that was subject of an Asset Disposition during the then current fiscal year of the Company, would not exceed ten percent (10.0%) of Consolidated Net Tangible Assets determined as of the end of the then most recently ended fiscal year of the Company; provided that, immediately after giving effect to such Asset Disposition, no Default or Event of Default would exist or (b) Asset Dispositions in connection with the consummation of the Foreign Reorganization.
10.7.    Affiliate Transactions.
The Company shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction with any Affiliate of any Obligor (including purchasing property or services from or selling property or services to any Affiliate of any Obligor) unless (a) such transaction is consummated in connection with the Foreign Reorganization, (b) such transaction involves the provision of corporate

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services by MSAW to the Company and its Subsidiaries, (c) such transaction is solely between Obligors, or (d) such transaction is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon fair and reasonable arms-length terms and conditions no less favorable to the Company or such Subsidiary than the Company or such Subsidiary would obtain in a comparable arm’s length transaction and is in accordance with all applicable Law.
10.8.    Subsidiaries, Partnerships and Joint Ventures.
The Company shall not, and shall not permit any of its Subsidiaries to, own or create directly or indirectly any Subsidiaries, other than (a) any Subsidiary that is an Initial Subsidiary Guarantor, (b) any Excluded Subsidiary as of the date of this Agreement, (c) any Domestic Subsidiary created, acquired or otherwise formed after the date of this Agreement in compliance with this Agreement (including, without limitation, Section 10.4), so long as either (i) such Domestic Subsidiary becomes a Guarantor pursuant to Section 9.10 hereof, or (ii) such Domestic Subsidiary is listed as an Excluded Subsidiary on Schedule 10.8 pursuant to an update to such schedule provided by the Company to each holder of Notes within thirty (30) days after the creation, acquisition or formation of such Domestic Subsidiary, or such later date as consented to by the Required Holders, and (d) any Foreign Subsidiary created, acquired or otherwise formed after the date of this Agreement in compliance with this Agreement (including, without limitation, Section 10.4). Except as set forth in Schedule 10.8 and as permitted pursuant to Section 10.4 hereof, no Obligor shall become or agree to become a party to a Joint Venture.
10.9.    Continuation of or Change in Business.
The Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the development, manufacturing, sales and administration of safety products and related items, substantially as conducted and operated by the Company and its Subsidiaries during the present fiscal year, and business substantially related, incidental or ancillary thereto.
10.10.    Fiscal Year.
The Company shall not, and shall not permit any Subsidiary of the Company to, change its fiscal year from the twelve month period beginning January 1 and ending December 31.
10.11.    [Reserved.]
10.12.    Changes in Organizational Documents.
The Company shall not, and shall not permit any of its Subsidiaries to, amend in any respect its certificate or articles of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents in the event such change would be materially adverse to the holders of Notes, without obtaining the prior written consent of the Required Holders; provided that the Obligors may permit any of their Subsidiaries to amend in any respect its certificate or articles of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents if such amendment is required (a) to effectuate the transactions contemplated by the Foreign Reorganization or (b) to effectuate a Permitted Acquisition (provided such Subsidiary shall remain a Wholly-Owned Subsidiary).
10.13.    Terrorism Sanctions Regulations.

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(a) Neither the Company nor any Controlled Entity will become a Blocked Person; (b) neither the Company nor any Controlled Entity, either in its own right or through any third party, will (i) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Blocked Person in violation of any U.S. Economic Sanctions; (ii) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Blocked Person in violation of any U.S. Economic Sanctions; (iii) engage in any dealings or transactions prohibited by any U.S. Economic Sanctions or (iv) make any payments to, a Sanctioned Country or Blocked Person in violation of any U.S. Economic Sanctions; provided, however, if a country in which the Company or any of its Subsidiaries does business or has assets is hereafter designated a Sanctioned Country, the Company or such Subsidiary shall have whatever time is allowed by law to discontinue such business or operations in such country, so long as such continued business or operations does not result in any liability for any holder of the Notes; (c) the funds used to repay the Notes will not be derived from any unlawful activity; (d) the Company and each Controlled Entity shall comply with all U.S. Economic Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws; and (e) the Company shall promptly notify the holders of the Notes in writing upon the occurrence of a Reportable Compliance Event.
10.14.    Minimum Fixed Charges Coverage Ratio.
The Company shall not permit the Fixed Charges Coverage Ratio, calculated as of the end of each fiscal quarter for the period equal to the four (4) consecutive fiscal quarters then ended, to be less than 1.50 to 1.00.
10.15.    Priority Indebtedness.
The Company will not, at any time, permit Priority Indebtedness to exceed the greater of (a) $150,000,000 or (b) 20% of Consolidated Net Worth, determined at such time.
10.16.    Maximum Leverage Ratio.
The Company shall not, at any time, permit the Leverage Ratio to exceed 3.25 to 1.00.
10.17.    Amendment, Etc. of Indebtedness.
The Company covenants and agrees that it shall not amend, modify or change in any manner any term or condition of any Indebtedness, including, but not limited to the Bank Credit Agreement, the 2006 Note Purchase Agreement and the 2014 Shelf Agreement, except for (a) any refinancing, refunding, renewal or extension thereof permitted by Section 10.1, (b) any increase in the Indebtedness permitted under the terms of any such Indebtedness and this Agreement, or (c) changes and amendments which (i) do not materially and adversely affect the rights and privileges or the interests of the holders of Notes under this Agreement or the Notes and (ii) are not materially more restrictive on the Obligors, taken as a whole, than those set forth in this Agreement.

11.	EVENTS OF DEFAULT.
An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
(a)    the Company defaults in the payment of any principal, interest or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for payment or prepayment or by declaration or otherwise; or

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(b)    the Company defaults in the performance of or compliance with any term contained in (i) Section 7.1(d), Section 7.3 or Section 10 or (ii) any Additional Covenant incorporated into this Agreement pursuant to Section 9.9 and such default is not remedied prior to the expiration of the associated cure period for such Additional Covenant; or
(c)    the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a) and (b)) or in any other Financing Document and such default is not remedied within thirty (30) days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(c)); or
(d)    any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any other Financing Document or by or on behalf of any Guarantor or by any officer of any Guarantor in connection with any Note Guarantee proves to have been false or incorrect in any material respect on the date as of which made; or
(e)    (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $25,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $25,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into Equity Interests or a voluntary redemption of such Indebtedness in accordance with its terms or the making of a change of control repurchase offer, provided such change of control offer is also made to the holders of the Notes pursuant to the provisions of Section 8.7), (x) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $25,000,000, or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness; or
(f)    the Company or any Material Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or
(g)    a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Material Subsidiaries, a custodian,

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receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Material Subsidiaries, or any such petition shall be filed against the Company or any of its Material Subsidiaries and such petition shall not be dismissed within 30 days; or
(h)    a final judgment or judgments for the payment of money aggregating in excess of an amount equal to $25,000,000 in the aggregate in excess of any valid and binding third party insurance coverage not in dispute shall be rendered against one or more of the Obligors and which judgments are not, within 30 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 30 days after the expiration of such stay; or
(i)    if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed 5% of Consolidated Net Worth, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or
(j)    (i) any default shall occur under any Note Guarantee or any Note Guarantee shall cease to be in full force and effect for any reason whatsoever (except as otherwise permitted hereunder and under such Note Guarantee), including, without limitation, a determination by any Governmental Authority that such Note Guarantee is invalid, void or unenforceable or (ii) the Company or any Guarantor shall contest or deny in writing the validity or enforceability of any Guarantor’s obligations under its Note Guarantee; or
(k)    [Reserved]; or
(l)    this Agreement, any Note or any other Financing Document shall cease to constitute a legal, valid and binding agreement enforceable against the party executing the same or such party's successors and assigns (as permitted under such documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective rights, titles, interests, remedies, powers or privileges intended to be created thereby; or

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(m)    any of the Obligors’ or any of their Material Subsidiaries' assets are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within sixty (60) days thereafter.
As used in Section 11(i), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

12.	REMEDIES ON DEFAULT, ETC.
12.1.    Acceleration.
(a)    If an Event of Default with respect to the Company described in Section 11(f) or (g) (other than an Event of Default described in clause (i) of Section 11(f) or described in clause (vi) of Section 11(f) by virtue of the fact that such clause encompasses clause (i) of Section 11(f)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
(b)    If any other Event of Default has occurred and is continuing, the Required Holders may at any time at their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.
(c)    If any Event of Default described in Section 11(a) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.
Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, without limitation, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
12.2.    Other Remedies.
If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
12.3.    Rescission.

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At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts that have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
12.4.    No Waivers or Election of Remedies, Expenses, Etc.
No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.
13.1.    Registration of Notes.
The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
13.2.    Transfer and Exchange of Notes.
Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18) for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other details for notices of each transferee of such Note or part thereof) within ten Business Days thereafter the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) of the same Series as such surrendered Note in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note

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shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.
13.3.    Replacement of Notes.
Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
(a)    in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
(b)    in the case of mutilation, upon surrender and cancellation thereof, within ten Business Days thereafter the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same Series as such lost, stolen, destroyed or mutilated Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14.	PAYMENTS ON NOTES.
14.1.    Place of Payment.
Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York, at the principal office of JPMorgan Chase Bank, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.
14.2.    Home Office Payment.
So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest and all other amounts by the method and at the address specified for such purpose in such Purchaser’s Confirmation of Acceptance, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made

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concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

15.	EXPENSES, ETC.
15.1.    Transaction Expenses.
Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by New York Life, the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note or a party to this Agreement, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO, provided that such costs and expenses under this clause (c) shall not exceed $5,000 per Series of Notes. The Company will pay, and will save New York Life, each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).
15.2.    Survival.
The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.
All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes

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embody the entire agreement and understanding among New York Life, each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17.	AMENDMENT AND WAIVER.
17.1.    Requirements.
This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 3, 4, 5, 6 or 21, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, (b) (i) with the written consent of New York Life (and without the consent of any other holder of Notes), the provisions of Section 1 or 2 may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (ii) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of Sections 2 and 4 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes and (c) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend Section 8, 11(a), 12, 17 or 20.
17.2.    Solicitation of Holders of Notes.
(a)    Solicitation. The Company will provide New York Life and each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable New York Life and such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes, unless such proposed amendment, waiver or consent relates only to a specific Series of Accepted Notes which have not yet been purchased, in which case such information will only be required to be delivered to New York Life and the Purchasers which shall have become obligated to purchase Accepted Notes of such Series. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to New York Life and each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
(b)    Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof or of any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

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17.3.    Binding Effect, Etc.
Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and New York Life or between the Company and the holder of any Note, nor any delay in exercising any rights hereunder or under any Note, shall operate as a waiver of any rights of New York Life or any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.
17.4.    Notes Held by Company, Etc.
Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

18.	NOTICES.
Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (b) by registered or certified mail with return receipt (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
(i)    if to a Purchaser or its nominee, to such Purchaser or nominee as specified by such Purchaser in its Confirmation of Acceptance, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,
(ii)    if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing,
(iii)    if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Senior Vice President and Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing, or
(iv)    if to New York Life, to New York Life at its address set forth in the addressee line to this Agreement to the attention of Private Capital Investors, with a copy sent via e-mail to FIIGLibrary@nylinvestors.com and a copy to Jessica Maizel, Senior Director, Private Capital Investors, 51 Madison Avenue, 2nd Floor, New York, NY 10010, jessica_maizel@nylinvestors.com (Tel: 212-576-7401), or at such other address as New York Life shall have specified to the Company in writing.
Notices under this Section 18 will be deemed given only when actually received.

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Notwithstanding anything to the contrary in this Section 18, any communication pursuant to Section 2 shall be made by the method specified for such communication in Section 2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a telecopier communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the telecopier terminal the number of which is listed for the party receiving the communication in the Information Schedule or at such other telecopier terminal as the party receiving the information shall have specified in writing to the party sending such information.

19.	REPRODUCTION OF DOCUMENTS.
This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by New York Life or any Purchaser at any Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to New York Life or the holder of any Note, may be reproduced by New York Life or such holder by any photographic, photostatic, electronic, digital or other similar process and New York Life and such holder may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by New York Life or such holder in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company, New York Life or any holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20.	CONFIDENTIAL INFORMATION.
For the purposes of this Section 20, “Confidential Information” means information delivered to New York Life or any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by New York Life or such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to New York Life or such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by New York Life or such Purchaser or any Person acting on New York Life’s or such Purchaser’s behalf, (c) otherwise becomes known to New York Life or such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to New York Life or such Purchaser under Section 7.1 that are otherwise publicly available. New York Life and each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Person in good faith to protect confidential information of third parties delivered to such Person, provided that New York Life and such Purchaser may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing

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prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over New York Life or such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to New York Life or such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which New York Life or such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent New York Life or such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.
In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement (including, without limitation, as contemplated by Section 7.4), New York Life, any Purchaser or any holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between New York Life, such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.

21.	SUBSTITUTION OF PURCHASER.
Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

22.	MISCELLANEOUS.
22.1.    Successors and Assigns.
All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

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22.2.    Payments Due on Non-Business Days.
Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that, if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.
22.3.    Accounting Terms and Covenant Calculations.
(a)    All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, all computations made pursuant to this Agreement shall be made in accordance with GAAP, and all financial statements shall be prepared in accordance with GAAP.
(b)    Notwithstanding anything to the contrary herein, for purposes of determining compliance with the covenants in this Agreement, any election by the Company or any Subsidiary to measure any portion of a non-derivative financial liability at fair value (as permitted by FASB ASC 825-10-25 (formerly known as FASB Statement No. 159) or any similar accounting standard), other than to reflect any hedging of such non-derivative financial liability (including both interest rate and foreign currency hedges), shall be disregarded and such determination shall be made as if such election had not been made.
(c)    As used in this Agreement, accounting terms relating to the Company and its Subsidiaries not defined in Schedule A, and accounting terms partly defined in Schedule A, but only to the extent not so defined, shall have the respective meanings given to them under GAAP; provided, however, that all accounting terms used in Section 10 (and all defined terms used in the definition of any accounting term used in Section 10 shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the Company’s audited consolidated year-end financial statements for the fiscal year ended December 31, 2013. In the event any change in GAAP after the date hereof would affect the computation of any financial covenants set forth in this Agreement, and either the Company or the Required Holders shall so request, the holders of Notes and the Company shall negotiate in good faith to amend such financial covenants in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the Company's financial statements at that time; provided that, until so amended (i) such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein, and (ii) the Company shall provide to the holders of Notes financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change.
(d)    Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed

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herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
22.4.    Severability.
Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
22.5.    Construction, Etc.
Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.
22.6.    Counterparts.
This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Delivery of a facsimile or electronic transmission of an executed counterpart of a signature page to this Agreement shall be as effective as delivery of a manually executed counterpart of this Agreement.
22.7.    Governing Law.
This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
22.8.    Jurisdiction and Process; Waiver of Jury Trial.
(a)    The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(b)    Nothing in this Section 22.8 shall affect the right of New York Life or any holder of a Note to serve process in any manner permitted by law, or limit any right that New York Life or the holders of any of the Notes may have to bring proceedings against the Company in the

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courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
(c)    THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.
22.9.    Publicity.
The Company agrees that New York Life (and its Affiliates) may (a) refer to its (and their) role in establishing the Facility, as well as the identity of the Company, the maximum aggregate principal amount of the Notes and the date on which the Facility was established, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (b) display the Company’s corporate logo in conjunction with any such reference.
* * * * *

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If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.
Very truly yours,
MSA SAFETY INCORPORATED

By:     /s/ Stacy P. McMahan
Name: Stacy P. McMahan
Title: Chief Financial Officer

This Agreement is hereby accepted
and agreed to as of the date thereof.
NYL INVESTORS LLC

By
Name:
Title:

[Signature Page to Master Note Facility]
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